Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Announces Expected Closing of Public Offering

PHILADELPHIA, PA, February 24, 2014 – On February 24, 2014, FS Investment Corporation II (“FSIC II”) announced that, based on the current pace of its capital raising, it expects to receive subscriptions for all remaining registered shares of its common stock and to close its public offering to new investors in the first quarter of 2014.

Any subscriptions for shares of FSIC II’s common stock received following the time that all registered shares are sold will not be accepted by FSIC II and will be returned to investors.

“We are extremely pleased with the demand for our product from investors and the broker-dealer community,” stated FSIC II’s Chairman, President and Chief Executive Officer, Michael C. Forman. “The closing of FSIC II represents a significant milestone for the fund.”

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company (“BDC”) and is the third of four investment funds sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $65.0 billion in assets under management as of December 31, 2013, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages four funds with approximately $9.2 billion in assets as of September 30, 2013.

For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the Securities and Exchange Commission. FSIC II does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.